Exhibit 1.1

The Chubb Corporation

Up to $460,000,000

2.25% Senior Notes due August 16, 2008

REMARKETING AGREEMENT

May 11, 2006

Citigroup Global Markets Inc.,

As Representative of several Remarketing Agents,

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This Agreement is dated May 11, 2006 (the “Agreement”) by and between The Chubb Corporation, a New Jersey corporation (the “Company”), and the several remarketing agents named in Schedule I hereto (each a “Remarketing Agent” and collectively, the “Remarketing Agents”), for whom Citigroup Global Markets Inc. (the “Representative”) is acting as representative, and JPMorgan Trust Company, N.A. (as successor to Bank One Trust Company, N.A.), not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Equity Units (as defined in the Purchase Contract Agreement referred to below).

Section 1.                                          Definitions.

(a)          Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract Agreement dated as of June 24, 2003 between the Company and JPMorgan Trust Company, N.A. (as successor to Bank One Trust Company, N.A.), as Purchase Contract Agent, as amended from time to time (the “Purchase Contract Agreement”).

(b)         As used in this Agreement, the following terms have the following meanings:

“Base Prospectus” means the base prospectus included in the Registration Statement, including all documents incorporated by reference therein as of the date of such Base Prospectus; and any reference to any amendment or supplement to such Base Prospectus shall be deemed to refer to and include any documents filed after the date of such Base Prospectus, under the Exchange Act, and incorporated by reference in such Base Prospectus.

“Effective Date” means the date and time as of which the Registration Statement was filed and became effective, or the most recent post-effective amendment thereto, if any, will be filed and will become effective.

“Final Term Sheet” means the final term sheet substantially in the form of Schedule II hereto.

“Preliminary Prospectus” means the Base Prospectus and any prospectus supplement used in connection with the Remarketing, including the documents incorporated by reference therein as of the date of such Preliminary Prospectus; and any reference to any amendment or supplement to such Preliminary Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus, under the Exchange Act, and incorporated by reference in such Preliminary Prospectus.

“Prospectus” means the prospectus relating to the Remarketed Senior Notes, in the form first used to confirm sales of the Remarketed Senior Notes and filed with the Commission pursuant to Rule 424(b), including the documents incorporated by reference therein as of the date of such Prospectus; and any reference to any amendment or supplement to such Prospectus shall be deemed to refer to and include any documents filed after the date of such Prospectus, under the Exchange Act, and incorporated by reference in such Prospectus.

“Registration Statement” means registration statement no. 333-104310 under the Securities Act prepared by the Company covering, inter alia, the Remarketing of the Remarketed Senior Notes pursuant to Section 6(a) hereunder, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in such registration statement, and any post-effective amendments thereto.

“Remarketed Senior Notes” means the Pledged Senior Notes and the Separate Senior Notes, if any, subject to Remarketing as identified to the Remarketing Agents by the Purchase Contract Agent and the Custodial Agent, respectively, by 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Remarketing Date, and shall include: (a) (i) in the case of the Initial Remarketing, the Second Remarketing and the Third Remarketing, the Pledged Senior Notes and (ii) in the case of the Final Remarketing, the Senior Notes of the Holders of Corporate Units who have not notified the Purchase Contract Agent prior to 5:00 p.m. on the fifth Business Day immediately preceding the Purchase Contract Settlement Date of their intention to effect a Cash Settlement of the related Purchase Contracts pursuant to the terms of the Purchase Contract Agreement or who have so notified the Purchase Contract Agent but failed to make the required cash payment on the fourth Business Day immediately preceding the Purchase Contract Settlement Date pursuant to the terms of the Purchase Contract Agreement, and (b) the Separate Senior Notes of the holders of Separate Senior Notes, if any, who have elected to have their Separate Senior Notes be remarketed in such Remarketing pursuant to the terms of the Purchase Contract Agreement.

“Remarketing” means the remarketing of the Remarketed Senior Notes pursuant to this Remarketing Agreement.

“Remarketing Materials” means the Preliminary Prospectus, the Prospectus and the DTC Notice furnished to all holders and beneficial owners of the Company’s 7.00% Equity Units.

“Senior Notes” means the 2.25% senior notes due August 16, 2008 of the Company.

“Time of Sale” means 11:00 a.m., when sales of the Senior Notes were first made in connection with the Remarketing.

“Time of Sale Information” means the following information prepared by the Company in connection with the offering: each Preliminary Prospectus and the Final Term Sheet, including all documents (including any Current Report on Form 8-K) incorporated therein by reference, whether any such incorporated document is filed before or after the document into which it is incorporated, so long as the incorporated document is filed before the Time of Sale.

“Transaction Documents” means this Agreement, the Purchase Contract Agreement, the Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

Section 2.                                          Appointment and Obligations of the Remarketing Agents.

(a)          The Company hereby appoints the several remarketing agents named in Schedule I hereto as the exclusive Remarketing Agents, and Citigroup Global Markets Inc. as Representative of the Remarketing Agents. Each Remarketing Agent appoints the Representative to act on its behalf under this Agreement. The Representative, on behalf of the Remarketing Agents, and subject to the terms and conditions set forth herein, hereby accepts such appointment for the purpose of (i) remarketing the Remarketed Senior Notes on behalf of the holders thereof, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract Agreement and the Indenture, the Reset Rate for the Senior Notes, and (iii) performing such other duties as are assigned to the Remarketing Agents in the Transaction Documents.

(b)         Unless a Special Event Redemption has occurred prior to such date, on the third Business Day immediately preceding May 16, 2006 (the “Initial Remarketing Date”), the Remarketing Agents shall use their reasonable efforts to remarket (“Initial Remarketing”) the Remarketed Senior Notes, at an aggregate price (the “Remarketing Price”), based on the Reset Rate, equal to approximately (but not less than) 100.50% of the sum of the Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price.

(c)          In the case of a Failed Initial Remarketing and unless a Special Event Redemption has occurred prior to such date, on the third Business Day immediately preceding June 16, 2006 (the “Second Remarketing Date”), the Remarketing Agents shall use their reasonable efforts to remarket (the “Second Remarketing”) the Remarketed Senior Notes at the Remarketing Price. In the case of a Failed Second Remarketing and unless a Special Event Redemption has occurred prior to such date, on the third Business Day immediately preceding July 16, 2006 (the “Third Remarketing Date”), the Remarketing Agents shall use their reasonable efforts to remarket (the “Third Remarketing”) the Remarketed Senior Notes at the Remarketing Price. In the case of a Failed Third Remarketing and unless a Special Event Redemption has occurred prior to such date, on the third Business Day immediately preceding the Purchase Contract Settlement Date (the “Final Remarketing Date”), the Remarketing Agents shall use their reasonable efforts to remarket (the “Final Remarketing”) the Remarketed Senior Notes at an aggregate price (the “Final Remarketing Price”), based on the Reset Rate, equal to approximately 100.50% (or, if the Remarketing Agents are unable to remarket the Remarketed Senior Notes at such price, at a price below 100.50%, but in no event less than 100%, net of the Remarketing Fee) of the aggregate principal amount of the Remarketed Senior Notes being remarketed in such Final Remarketing. It is understood and agreed that the Remarketing on any Remarketing Date, other than the Final Remarketing Date, will be considered successful and no further attempts will be made if the resulting proceeds (net of the Remarketing Fee) are at least 100.25% of the sum of the Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price. It is further understood and agreed that the Final Remarketing will be considered successful if the resulting proceeds (net of the Remarketing Fee) are at least 100% of the aggregate principal amount of the Remarketed Senior Notes.

(d)         In connection with each Remarketing, the Representative shall determine, in consultation with the Company, the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Senior Notes should bear (the “Reset Rate”) in order for the Remarketed Senior Notes to have an aggregate market value equal to the Remarketing Price or the Final Remarketing Price, as the case may be, and that in the sole reasonable discretion of the Representative will enable the Remarketing Agents to remarket all of the Remarketed Senior Notes at the Remarketing Price or Final Remarketing Price, as the case may be, in such Remarketing, provided that such rate shall not exceed the maximum interest rate permitted by law.

(e)          In the event of a Failed Remarketing or if no Senior Notes are included in Corporate Units, and if none of the holders of the Separate Senior Notes elect to have Senior Notes be remarketed in such Remarketing, the applicable interest rate on the Senior Notes will not be reset and will continue to be the Coupon Rate set forth in the Indenture, as supplemented from time to time.

(f)            If, by 4:00 p.m. (New York City time) on the applicable Remarketing Date, the Remarketing Agents are unable to remarket all of the Remarketed Senior Notes at the Remarketing Price or the Final Remarketing Price, as the case may be, pursuant to the terms and conditions hereof, a Failed Remarketing shall be deemed to have occurred, and the Representative shall advise, by telephone the Depositary, the Purchase Contract Agent and the Company, and return the Remarketed Senior Notes to the Collateral Agent or the Custodial Agent, as the case may be. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Representative.

(g)         In the event of a Successful Remarketing, by approximately 4:30 p.m. (New York City time) on the applicable Remarketing Date, the Representative shall advise, by telephone:

(1)                                  the Depositary, the Purchase Contract Agent and the Company of the Reset Rate determined by the Representative in such Remarketing and the aggregate principal amount of Remarketed Senior Notes sold in such Remarketing;

(2)                                  each purchaser (or the Depositary Participant thereof) of Remarketed Senior Notes of the Reset Rate and the aggregate principal amount of Remarketed Senior Notes such purchaser is to purchase; and

(3)                                  each such purchaser to give instructions to its Depositary Participant to pay the purchase price on the third business day immediately following the date of such Successful Remarketing in same day funds against delivery of the Remarketed Senior Notes purchased through the facilities of the Depositary.

The Remarketing Agents shall also, if required by the Securities Act or the rules and regulations promulgated thereunder, deliver to each purchaser a Prospectus in connection with the Remarketing.

(h)         After deducting any fees specified in Section 3 below, the proceeds from a Successful Remarketing (i) with respect to the Senior Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Sections 5.07 and 7.03 of the Pledge Agreement, as the case may be, and Section 5.02 of the Purchase Contract Agreement and (ii) with respect to the Separate Senior Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Senior Notes in accordance with Section 5.02 of the Purchase Contract Agreement and Section 7.03 of the Pledge Agreement.

(i)             The right of each holder of Separate Senior Notes or Corporate Units to have Remarketed Senior Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i) the Remarketing Agents conduct an (A) Initial Remarketing, (B) a Second Remarketing in the event of a Failed Initial Remarketing, (C) a Third Remarketing in the event of a Failed Second Remarketing and (D) a Final Remarketing in the event of a Failed Third Remarketing, each pursuant to the terms of this Agreement, (ii) a Special Event Redemption has not occurred prior to such Remarketing Date, (iii) the Remarketing Agents are able to find a purchaser or purchasers for Remarketed Senior Notes at the Remarketing Price or the Final Remarketing Price, as the case may be, based on the Reset Rate, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents as and when required.

(j)             It is understood and agreed that the Remarketing Agents shall not have any obligation whatsoever to purchase any Remarketed Senior Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Remarketed Senior Notes for Remarketing or to otherwise expend or risk their own funds or incur or to be exposed to financial liability in the performance of their duties under this Agreement, and without limitation of the foregoing, the Remarketing Agents shall not be deemed underwriters of the Remarketed Senior Notes. Neither the Company nor the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of the Remarketed Senior Notes for Remarketing.

Section 3.                                          Fees.

(a)          In the event of a Successful Remarketing of the Remarketed Senior Notes prior to the Final Remarketing Date, the Representative shall retain, for itself and the other Remarketing Agents, as a remarketing fee (the “Remarketing Fee”) an amount equal to 25 basis points (0.25%) of the sum of the Treasury Portfolio Purchase Price and the Separate Senior Note Purchase Price.

(b)         In the event of a Successful Final Remarketing, the Representative shall retain, for itself and the other Remarketing Agents, as the Remarketing Fee an amount equal to 25 basis points (0.25%), of the principal amount of the Remarketed Senior Notes; provided that the Remarketing Fee shall in no event be greater than the amount by which the Final Remarketing Price exceeds the aggregate principal amount of the Remarketed Senior Notes.

(c)          Each Remarketing Agent shall be entitled to the percentage of the Remarketing Fee set forth opposite its name in Schedule I hereto.

Section 4.                                          Delivery and Payment.

(a)          Delivery of payment for the Remarketed Senior Notes by the purchasers thereof identified by the Representative and payment of the Remarketing Fee shall be made on May 16, 2006 in the case of a Successful Initial Remarketing, June 16, 2006 in the case of a Failed Initial Remarketing and a Successful Second Remarketing, July 16, 2006 in the case of a Failed Second Remarketing and a Successful Third Remarketing, and the Purchase Contract Settlement Date in the case of a Failed Third Remarketing and a Successful Final Remarketing, or on such other date as the Company and the Remarketing Agents shall agree (the applicable date of delivery and payment for the Remarketed Senior Notes being herein called the “Remarketing Closing Date”) by 10:00 a.m. New York City time. Delivery of the Remarketed Senior Notes and payment of the Remarketing Fee shall be made to the Representative against payment by the respective purchasers of the Remarketed Senior Notes of the consideration therefor as specified herein, which consideration shall be paid to the Collateral Agent or the Custodial Agent, as the case may be, after deducting the Remarketing Fee, for the account of the persons entitled thereto in immediately available funds by wire transfer to an account or accounts designated by the Collateral Agent or Custodial Agent, as the case may be.

(b)         The Senior Notes will be represented by one or more definitive Global Certificates in book-entry form which will be deposited with the Depository Trust Company or its designated custodian and shall be registered in such names and denominations as the Representative may request not less than one full Business Day in advance of the Remarketing Closing Date, and the Company, the Collateral Agent and the registered holder or holders thereof agree to have the copies of certificates representing the Global Certificates available for inspection by the Representative in New York, New York not later than 12:00 noon on the Business Day prior to the Remarketing Closing Date.

Section 5.                                          Representations and Warranties of the Company.

The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (the “Commencement Date”), (ii) on and as of the Time of Sale on the applicable Remarketing Date and (iii) on and as of the Remarketing Closing Date, that:

(a)          Each of the representations and warranties of the Company as set forth in Annex A hereto, which annex is incorporated by reference into this Section 5 as if fully set forth herein, is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 5(a), all capitalized terms used but not defined in Annex A shall have the meanings given such terms in the Underwriting Agreement dated as of June 18, 2003 among the Company and the Underwriters identified on Schedule I thereto (the “Underwriting Agreement”); provided further that in Annex A any reference to (i) the “Registration Statement”, the “Prospectus” or the “Preliminary Prospectus” shall be deemed to refer to such terms as defined herein, (ii) “Representative” shall be deemed to refer to the Representative as defined in this Agreement, (iii) this “Agreement” shall be deemed to refer to this Agreement, and (iv) the term “Subsidiary” shall be deemed to include any subsidiaries of the Company that are, on each of the dates specified above, “significant subsidiaries” of the Company within the meaning of Regulation S-X.

(b)         The Commission has not issued an order preventing or suspending the use of the Registration Statement, or the Time of Sale Information and no proceedings for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the Remarketing are pending before or, to the knowledge of the Company, threatened by the Commission.

(c)          The documents incorporated by reference in the Preliminary Prospectus and the Prospectus, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Preliminary Prospectus or the Prospectus or any further amendment or supplement thereto, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information relating to the Remarketing Agents furnished in writing to the Company by the Remarketing Agents or their counsel expressly for use in the Preliminary Prospectus or the Prospectus.

(d)         The Registration Statement conforms (and the Preliminary Prospectus and the Prospectus and any further amendments or supplements thereto, when they become effective or are filed with the Commission, as the case may be, will conform) in all material respects to the requirements of the Securities Act, the Exchange Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder, and the (i) Registration Statement (and any amendment or supplement thereto) as of its effective date and as of the applicable Remarketing Date did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) (A) the Remarketing Materials, as of the applicable Remarketing Date and Remarketing Closing Date, (B) the Time of Sale Information, as of the Time of Sale and (C) the Prospectus as of its date and the Remarketing Closing Date, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation and warranty is made as to the statement of eligibility and qualification on Form T-1 of the Indenture Trustee under the Trust Indenture Act, or as to information relating to the Remarketing Agents contained in or omitted from the Registration Statement, or the Remarketing Materials, or the Prospectus or the Time of Sale Information in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agents through the Representative.

(e)          This Agreement has been duly authorized, executed and delivered by the Company.

Section 6.                                          Covenants of the Company.

The Company covenants and agrees as follows:

(a)          If and to the extent the Remarketed Senior Notes are required (in the view of counsel, which need not be in the form of a written opinion, for either the Remarketing Agents or the Company) to be registered under the Securities Act as in effect at the time of the Remarketing,

(1)                                  to prepare the Prospectus, in a form approved by the Representative, to file any such Prospectus pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the applicable Remarketing Date;

(2)                                  to prepare a Final Term Sheet and to file such Final Term Sheet, in a form approved by the Representative, in compliance with Rule 433(d) under the Securities Act;

(3)                                  to file promptly with the Commission any amendment to the Registration Statement, or the Prospectus or any supplement to the Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agents, be required by the Securities Act or requested by the Commission;

(4)                                  to advise the Representative, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Remarketing Agents with copies thereof;

(5)                                  to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a Prospectus is required in connection with the offering or sale of the Remarketed Senior Notes;

(6)                                  to advise the Representative, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus, of the suspension of the qualification of any of the Remarketed Senior Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information, and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(7)                                  to furnish promptly to the Remarketing Agents such copies of the following documents as the Remarketing Agents shall reasonably request:

(A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Preliminary Prospectus and any amended or supplemented Preliminary Prospectus, (C) the Prospectus and any amended or supplemented Prospectus, (D) the Final Term Sheet, (E) any other Issuer Free Writing Prospectus (as defined below); and (F) any document incorporated by reference in the Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus is required in connection with the Remarketing (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event shall have occurred as a result of which the Prospectus, the Final Term Sheet or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus, Final Term Sheet or any such Issuer Free Writing Prospectus is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus, the Final Term Sheet or any Issuer Free Writing Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agents and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agents and to any dealer in securities as many copies as the Remarketing Agents may from time to time reasonably request of an amended or supplemented Prospectus, Final Term Sheet or Issuer Free Writing Prospectus that will correct such statement or omission or effect such compliance;

(8)                                  Other than the Base Prospectus, any Preliminary Prospectus, the documents listed on Schedule II, the Prospectus, or any document not constituting a prospectus under Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, the Company (including its agents and representatives, other than the Remarketing Agents in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to, any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Senior Notes, unless such written communication is approved in writing in advance by the Remarketing Agents. To the extent any such written communication constitutes an “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act and referred to herein as an “Issuer Free Writing Prospectus”), such Issuer Free Writing Prospectus does not include any information that conflicts with information contained in the Registration Statement (including any document that has been incorporated by reference therein that has not been superseded or modified), complied or will comply in all material respects with the requirements of Rule 433(c) and, if the filing thereof is required pursuant to Rule 433, such filing has been or will be made in the manner and within the time period required by Rule 433(d).

(9)                                  prior to filing with the Commission (A) any amendment to the Registration Statement or supplement to the Prospectus or (B) any Prospectus pursuant to Rule 424 under the Securities Act, to furnish a copy thereof to the Remarketing Agents and counsel to the Remarketing Agents; and not to file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agents promptly after reasonable notice;

(10)                            as soon as practicable, to make “generally available to its security holders” an “earnings statement” of the Company and its subsidiaries complying with (which need not be audited) Section 11(a) of the Securities Act and the rules and regulations thereunder (including, at the option of the Company, Rule 158 of the Securities Act). The terms “generally available to its security holders” and “earnings statement” shall have the meanings set forth in Rule 158 of the Securities Act; and

(11)                            to take such action as the Representative may reasonably request in order to qualify the Remarketed Senior Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agents may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation, to file a general consent to service of process in any jurisdiction or subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(b)         To pay: (1) the costs incident to the preparation and printing of the Registration Statement, if any, any Prospectus, any other Remarketing Materials and the Time of Sale Information and any amendments or supplements thereto; (2) the costs of distributing the Registration Statement, any Prospectus, any other Remarketing Materials and the Time of Sale Information and any amendments or supplements thereto; (3) any fees and expenses of qualifying the Remarketed Senior Notes under the securities laws of the several jurisdictions as provided in Section 6(a)(11) and of preparing, printing and distributing a Blue Sky Memorandum, if any (including any related fees and expenses of counsel to the Remarketing Agents); and (4) all other costs and expenses reasonably incurred by the Company incident to the performance of the obligations of the Company hereunder and the Remarketing Agents hereunder.

(c)          To furnish the Representative with such information and documents as the Remarketing Agents may reasonably request in connection with the transactions contemplated hereby, and to make reasonably available to the Remarketing Agents and any accountant, attorney or other advisor retained by the Remarketing Agents such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and to cause the Company’s officers, directors, employees and accountants to participate in all such discussions and to supply all such information reasonably requested by any such Person in connection with such investigation.

Section 7.                                          Representations, Warranties and Agreements of the Remarketing Agents.

The Remarketing Agents represent, warrant and agree that, except for the information contained in the Final Term Sheet and any Issuer Free Writing Prospectus listed on Schedule II or otherwise approved in writing in advance by the Remarketing Agents pursuant to Section 6(a)8, they have not made and will not make, unless approved in writing in advance by the Company, any offer relating to the Remarketing Senior Notes that would constitute a “free writing prospectus” (as defined in Rule 405 of under the Securities Act and referred to herein as a “Free Writing Prospectus”) that would be required to be filed with the Commission.

Section 8.                                          Conditions to the Remarketing Agents’ Obligations.

The obligations of the Remarketing Agents hereunder shall be subject to the following conditions:

(a)          The Prospectus and the Final Term Sheet, if any, shall have been timely filed with the Commission; no stop order suspending the effectiveness of the Registration Statement or the issuance of an order preventing the use of the Time of Sale Information and no proceedings for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the Remarketing are pending before or shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement, the Prospectus or the Time of Sale Information or otherwise shall have been complied with.

(b)         (1) Trading generally shall not have been suspended or materially limited on the New York Stock Exchange, (2) trading of any securities of the Company shall not have been materially suspended or limited on the New York Stock Exchange, (3) a general moratorium on commercial banking activities in New York shall not have been declared by either Federal or New York State authorities, and (4) there shall not have occurred a material adverse change in the financial markets, any outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or other calamity or crisis, if the effect of any such event specified in this clause (4) in the judgment of the Representative makes it impracticable or inadvisable to proceed with the Remarketing or the delivery of the Remarketed Senior Notes on the terms and in the manner contemplated in the Transaction Documents.

(c)          The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Remarketing Closing Date, and the Company, the Purchase Contract Agent and the Collateral Agent shall have performed in all material respects all covenants and agreements contained herein or in the Purchase Contract Agreement or Pledge Agreement to be performed on their part at or prior to such Remarketing Closing Date.

(d)         The Company shall have furnished to the Remarketing Agents a certificate, dated the Remarketing Closing Date, of the Chief Executive Officer and the Treasurer satisfactory to the Remarketing Agents stating that: (1) the representations and warranties of the Company contained or incorporated by reference in Section 5 are true and correct on and as of the Remarketing Closing Date and the Company has performed in all material respects all covenants and agreements contained herein to be performed on its part at or prior to such Remarketing Closing Date; (2) no order suspending the effectiveness of the Registration Statement, if any, or prohibiting the sale of the Remarketed Senior Notes is in effect, and no proceedings for such purpose are pending before or, to the knowledge of such officers, threatened by the Commission; and (3) since the date of the most recent financial statements included or incorporated by reference in the Prospectus, there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus.

(e)          On the applicable Remarketing Date and on the Remarketing Closing Date, the Remarketing Agents shall have received a letter addressed to the Remarketing Agents and dated such respective dates, in form and substance satisfactory to the Remarketing Agents, of Ernst & Young LLP, the independent registered public accounting firm of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and schedules and certain financial information contained in or incorporated by reference in the Time of Sale Information and the Prospectus; provided that the letter delivered on such Remarketing Closing Date shall use a “cut-off” date no more than three business days prior to such Remarketing Closing Date.

(f)            (1) W. Andrew Macan, Corporate Counsel to the Company shall have furnished to the Remarketing Agents his opinion, addressed to the Remarketing Agents and dated the Remarketing Closing Date, in form and substance reasonably satisfactory to the applicable Remarketing Agents addressing such matters as are set forth in Sections 6(b) and (d) of the Underwriting Agreement, and (2) Paul, Weiss, Rifkind, Wharton & Garrison, LLP, counsel for the Company shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the Remarketing Closing Date, in form and substance reasonably satisfactory to the Remarketing Agents addressing such matters as are set forth in Section 6(c) of the Underwriting Agreement, in each case adapted as necessary to relate to the securities being remarketed hereunder and to the Time of Sale Information, or to any changed circumstances or events occurring subsequent to the date of the Underwriting Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agents.

(g)         Davis Polk & Wardwell, counsel for the Remarketing Agents, shall have furnished to the Remarketing Agents its opinion, addressed to the Remarketing Agents and dated the Remarketing Closing Date, in form and substance satisfactory to the Remarketing Agents.

(h)         Subsequent to the execution and delivery of this Agreement and prior to the Remarketing Closing Date, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate an improvement, in the rating accorded any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

(i)             On or prior to the Remarketing Closing Date, the Company shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

Section 9.                                          Indemnification.

(a)          The Company will indemnify and hold harmless each Remarketing Agent, the partners, directors and officers of each Remarketing Agent and each person, if any, who controls any Remarketing Agent within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Remarketing Agents or any of them may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, or any amendments or supplement thereto, or any related Preliminary Prospectus or preliminary prospectus supplement, or the Time of Sale Information, any Issuer Free Writing Prospectus, any Company Information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or any other Remarketing Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such losses, claims, damages, liabilities or action as such expenses are incurred; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Remarketing Agent through the Representative specifically for use therein.

(b)         Each Remarketing Agent severally and not jointly agrees to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any amendment or supplement thereto, or any related Preliminary Prospectus or Preliminary Prospectus supplement, the Time of Sale Information or any other Remarketing Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Remarketing Agent through the Representative specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

(c)          Promptly after receipt by an indemnified party under this section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under subsection (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party; and provided further that the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action and/or to assume the defense thereof, the indemnified party shall have the right to employ separate counsel (including local counsel) (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel)), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or 10 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Section 10.                                   Contribution.

(a)          If the indemnification provided for in Section 9 is unavailable to or insufficient to hold harmless an indemnified party under Section 9(a) or Section 9(b), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 9(a) or Section 9(b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agents on the other from the offering of the Remarketed Senior Notes or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportions as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Remarketing Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any relevant equitable considerations. The relative benefits received by the Company on one hand and the Remarketing Agents on the other hand in connection with the Remarketing shall be deemed to be in the same proportions as the aggregate principal amount of the Remarketed Senior Notes less the Remarketing Fee paid to the Remarketing Agents on the one hand and the Remarketing Fee paid to the Remarketing Agents on the other hand bear to the aggregate principal amount of the Remarketed Senior Notes. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Remarketing Agents on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Remarketing Agents agree that it would not be just and equitable if contribution pursuant to this subsection (a) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (a). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (a) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (a), the Remarketing Agents shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee received by it under Section 3 exceeds the amount of any damages which the Remarketing Agents have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(b)         The obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of any Remarketing Agent and to each person, if any, who controls such Remarketing Agent within the meaning of the Securities Act; and the obligations of such Remarketing Agent under this Section 10 shall be in addition to any liability which such Remarketing Agent may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company, to each officer of the Company who signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Securities Act.

(c)          The indemnity and contribution provisions contained in Section 9 and this Section 10 and the representations, warranties and other statements of the Company contained in this Agreement shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Remarketing Agent or any person controlling any Remarketing Agent, or the Company, its officers or director or any controlling person of the Company, and the completion of the Remarketing.

Section 11.                                   Resignation and Removal of the Remarketing Agents.

Any Remarketing Agent may resign and be discharged from its duties and obligations hereunder, and the Company may remove a Remarketing Agent, by giving 30 days’ prior written notice, in the case of a resignation, to the Company and the Depositary and, in the case of a removal, to the removed Remarketing Agent and the Depositary; provided that:

(a)          a Remarketing Agent may not resign without reasonable cause; and

(b)         no such resignation nor any such removal shall become effective unless there is at least one remaining Remarketing Agent or if there is no remaining Remarketing Agent, until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects.

If there is no remaining Remarketing Agent, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 9, Section 10 and Section 13 shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 12.                                   Dealing in Securities.

Each Remarketing Agent, when acting as Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Senior Notes, Corporate Units, Treasury Units or any of the securities of the Company (together, the “Securities”). The Remarketing Agents may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. Each Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

Section 13.                                   Remarketing Agents’ Performance; Duty of Care.

The duties and obligations of the Remarketing Agents shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against any Remarketing Agent shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith on the part of a Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. Each Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. A Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Senior Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability is judicially determined to have resulted from its failure to comply with the material terms of this Agreement or the gross negligence or willful misconduct on its part. The provisions of this Section 13 shall survive the termination of this Agreement and shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

Section 14.                                   Termination.

This Agreement shall automatically terminate (i) as to any Remarketing Agent on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 11 and (ii) on the earlier of (x) any Special Event Redemption Date, (y) the Purchase Contract Settlement Date and (z) a Successful Remarketing. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to any Remarketing Agent and no Remarketing Agent shall be under any liability to the Company, except that if this Agreement is terminated by any Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse such Remarketing Agent for all out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by them. Section 9, Section 10 and Section 13 hereof shall survive the termination of this Agreement or the resignation or removal of any Remarketing Agent.

Section 15.                                   Notices.

All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)          if to the Remarketing Agents, shall be delivered or sent by mail, telex or facsimile transmission to Citigroup Global Markets, Inc., 388 Greenwich Street, New York, NY, 10013, Attention:  General Counsel;

(b)         if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07061-1615, Attention: Corporate Secretary (Tel:  (908) 903-2000); and

(c)          if to the Purchase Contract Agent, shall be delivered or sent by mail, telex or facsimile transmission to JPMorgan Trust Company, N.A., 227 W. Monroe, 26th Floor, Chicago, Illinois, 60606, Attention: Benita A. Vaughn.

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

Section 16.                                   Persons Entitled to Benefit of Agreement.

This Agreement shall inure to the benefit of and be binding upon each party hereto and its respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (x) the representations, warranties, indemnities and agreements of the Company contained in this Agreement shall also be deemed to be for the benefit of each Remarketing Agent and the person or persons, if any, who control such Remarketing Agent within the meaning of Section 15 of the Securities Act and (y) the indemnity agreement of the several Remarketing Agents contained in Section 9(b) of this Agreement shall be deemed to be for the benefit of the Company’s directors and officers who sign the Registration Statement, if any, and any person controlling the Company within the meaning of Section 15 of the Securities Act. Nothing contained in this Agreement is intended or shall be construed to give any person, other than the persons referred to herein, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 17.                                   No fiduciary duty.

The Company hereby acknowledges that (a) the offering pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Remarketing Agents and any affiliate through which it may be acting, on the other, (b) the Remarketing Agents are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Remarketing Agents in connection with the offering and process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Remarketing Agents has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Remarketing Agents have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Section 18.                                   Survival.

The respective indemnities, representations, warranties and agreements of the Company and the several Remarketing Agents contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive any Remarketing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

Section 19.                                   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of New York, without regard to conflicts of laws principles.

Section 20.                                   Judicial Proceedings.

(a)          Each party hereto expressly accepts and irrevocably submits to the non-exclusive jurisdiction of the United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Senior Notes. To the fullest extent it may effectively do so under applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)         Each party hereto agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 20(a) brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction to which the Company is or may be subject) by a suit upon such judgment.

Section 21.                                   Counterparts.

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

Section 22.                                   Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

Section 23.                                   Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 24.                                   Amendments.

This Agreement may be amended by an instrument in writing signed by the parties hereto. The Company agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Senior Notes or the Corporate Units that would in any way adversely affect the rights, duties and obligations of a Remarketing Agent, without the prior written consent of such Remarketing Agent.

Section 25.                                   Successors and Assigns.

The rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of each Remarketing Agent. The rights and obligations of each Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of such Remarketing Agent) without the prior written consent of the Company.

If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agents and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

[SIGNATURES ON THE FOLLOWING PAGE]

Very truly yours,

THE CHUBB CORPORATION

By:	/s/ MICHAEL O'REILLY
Name: Michael O'Reilly
Title: Vice Chairman and Chief Financial Officer

CONFIRMED AND ACCEPTED:

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN, SACHS & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: CITIGROUP GLOBAL MARKETS INC., as Representative

By:	/s/ MEIR LEWIS
Name: Meir Lewis
Title: Vice President

JPMORGAN TRUST COMPANY, N.A.
not individually but solely as Purchase Contract Agent
and as attorney-in-fact for the Holders of the Purchase Contracts

By:	/s/ BENITA A. VAUGHN
Name: Benita A. Vaughn
Title: Vice President

SCHEDULE I

Remarketing Agents	Percentage of Total Remarketing Fees
Citigroup Global Markets Inc.	41.249%
Goldman, Sachs & Co.	41.249%
Deutsche Bank Securities Inc.	8.751%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	8.751%
Total	100.000%

SCHEDULE II

Final Term Sheet

$460,000,000
The Chubb Corporation
5.472% Senior Notes Due August 2008

Issuer:	The Chubb Corporation

Current Ratings:	A2 (Stable) / A (Stable) / A+ (Stable)

Remarketing Agents:	Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Ranking:	The Senior Notes are senior unsecured obligations and rank equally with all of Chubb’s other unsecured and unsubordinated indebtedness

Remarketing Date:	May 11, 2006

Settlement Date:	May 16, 2006

Maturity:	August 16, 2008

Securities Remarketed:	$460,000,000

Denomination:	Minimum denomination of $25 and in integral multiples thereof

Treasury Benchmark:	4.875% due 4/15/2008

Treasury Price:	99-24+

Treasury Yield:	5.001%

Re-offer Spread:	+57 bp

Coupon:	5.472% (quarterly)

Proceeds from Remarketing:	$459,407,520.00

Yield-to-Maturity:	5.571% semi-annual equivalent

5.533% quarterly

Remarketing Fee:	0.25% of the Treasury Portfolio Purchase Price

Price to Senior Notes investors:	$24.9678 per Senior Note

Proceeds to Equity Units Holders:	$0.062 per Equity Unit

Offering Price as% of face value of the remarketed Senior Notes:	99.8712%

Treasury Portfolio Purchase Price:	$457,120,209.84

Interest Payments:

The interest rate on the Senior Notes will be reset to 5.472% (the “Reset Rate”) per annum effective on and after May 16, 2006. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the senior notes following this remarketing will be made on August 16, 2006.

Listing:	Not listed

Senior Note Cusip:	171232AK7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.                            (877) 858-5407 (toll-free)

3

ANNEX A

1.               The Company meets the requirements for use of Form S-3 under the Act and prepared and filed with the Commission a registration statement (file number 333-104310) on Form S-3, including a related basic prospectus, for registration under the Act of the offering and sale of the Securities. The Company filed one or more amendments thereto, including a Preliminary Prospectus, each of which has previously been made available to you. In addition, the Company filed with the Commission the Prospectus in accordance with Rules 415 and 424(b). The Registration Statement, on the Remarketing Date, met the requirements set forth in Rule 415(a)(1)(x);

2.               The Company is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

3.               Other than the Base Prospectus, any Preliminary Prospectus, the documents listed on Schedule II, the Prospectus, or any document not constituting a prospectus under Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, the Company (including its agents and representatives, other than the Remarketing Agents in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to, any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Senior Notes, unless such written communication is approved in writing in advance by the Remarketing Agents. To the extent any such written communication constitutes an “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act and referred to herein as an “Issuer Free Writing Prospectus”), such Issuer Free Writing Prospectus does not include any information that conflicts with information contained in the Registration Statement (including any document that has been incorporated by reference therein that has not been superseded or modified), complied or will comply in all material respects with the requirements of Rule 433(c) and, if the filing thereof is required pursuant to Rule 433, such filing has been or will be made in the manner and within the time period required by Rule 433(d).

4.               The Registration Statement complied in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder on the Effective Date;

5.               The Company and each of its Subsidiaries have been duly incorporated or formed, as applicable, and are validly existing in good standing under the laws of the jurisdiction in which they are chartered or organized with full corporate, limited liability or partnership power, as the case may be, and authority to own or lease, as the case may be, and to operate their properties and conduct their business as described in the Time of Sale Information and the Prospectus and are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction in which the conduct of their business or their ownership or leasing of property requires such qualification, except to the extent the failure to be so qualified or in good standing would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”);

6.               Since the respective dates as of which information is given in the Registration Statement, the Time of Sale Information or the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular dividends on the Common Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any of its capital stock.

7.               All the outstanding shares of capital stock of each Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Time of Sale Information and the Prospectus, all outstanding shares of capital stock of the Subsidiaries are owned by the Company, either directly or through wholly owned subsidiaries, free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances, except in each case as would not have a Material Adverse Effect;

8.               The Company’s authorized equity capitalization is as set forth in the Time of Sale Information and the Prospectus; the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Prospectus; the outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable; and the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Remarketed Senior Notes; and, except as set forth in the Time of Sale Information and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding;

9.               Each of the Purchase Contract Agreement and the Pledge Agreement has been duly authorized, executed and delivered by the Company and constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity); and the Purchase Contracts have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company entitled to the benefits of the Purchase Contract Agreement;

10.         The Corporate Units certificates have been duly and validly authorized and duly executed and delivered;

11.         (i) The shares of Common Stock issuable upon settlement of the Purchase Contracts have been duly authorized and reserved and, when issued upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contracts, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to the preemptive or similar rights and (ii) the Rights, if any, issuable upon settlement of any Purchase Contracts have been duly authorized and, when and if issued upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contract Agreement and the Rights Agreement, will have been validly issued;

12.         The Indenture has been duly authorized, executed and delivered, has been duly qualified under the Trust Indenture Act, and constitutes a valid and binding instrument enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors rights generally and to general principles of equity); and the Remarketed Senior Notes have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture;

13.         There is no franchise, contract or other document of a character required to be described in the Registration Statement or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; and the statements in the Time of Sale Information and the Prospectus under the headings “Description of the Equity Units”, “Description of the Purchase Contracts”, “Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement”, “Description of the Senior Notes” (both in the remarketing prospectus supplement dated May 10, 2006 and the prospectus supplement dated June 18, 2003), “Description of Debt Securities”, “Description of Capital Stock” and “Description of Stock Purchase Contracts and Stock Purchase Units”, “United States Federal Income Tax” and “Certain United States Federal Income Tax Considerations”, “Certain ERISA Considerations” and the statements in the Time of Sale Information and the Prospectus incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under the headings:  Item 1. “Business—Regulation and Premium Rates” and Item 3. “Legal Proceedings” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings;

14.         The Company is not, and after giving effect to the Remarketing as described in the Time of Sale Information and the Prospectus will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended;

15.         No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated in this Agreement, except such as have been or will have been obtained prior to the Remarketing Closing Date under the Act and the Trust Indenture Act and such as may be required under the blue sky laws of any jurisdiction in connection with the Remarketing by the Remarketing Agents in the manner contemplated herein and in the Time of Sale Information and the Prospectus;

16.         Neither the Remarketing nor the compliance of the Company with the terms of the Senior Notes nor the consummation of any other of the transactions related to the Remarketing nor the fulfillment of the terms of this Agreement will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to (i) the charter or by-laws of the Company or any of its Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries is a party or bound or to which its or their property is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect;

17.         No holders of securities of the Company have rights to the registration of such securities under the Registration Statement;

18.         The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included in the Time of Sale Information, the Prospectus and the Registration Statement, present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the statutory financial statements of the Company’s subsidiaries that are insurance companies, from which certain ratios and other statistical data filed or incorporated by reference as part of the Time of Sale Information and the Registration Statement have been derived have for each relevant period been prepared in all material respects in conformity with statutory accounting practices required or permitted by the National Association of Insurance Commissioners and by the insurance laws of their respective states of domicile, and the rules and regulations promulgated thereunder, and such statutory accounting practices have been applied on a consistent basis throughout the periods involved, except as may otherwise be indicated therein or in the notes thereto;

19.         No action, suit or proceeding by or before any court or governmental agency, authority (including proceedings of any insurance regulatory authority) or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the

Time of Sale Information and the Prospectus (exclusive of any supplement thereto after the date of the Time of Sale Information or the Prospectus, as the case may be);

20.         Neither the Company nor any Subsidiary is in violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except in the case of clauses (ii) and (iii) for any violations or defaults which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

21.         Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Time of Sale Information and the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Act and the applicable published rules and regulations thereunder;

22.         No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the Time of Sale Information and the Prospectus;

23.         The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

24.         The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities (including any insurance regulatory authority) necessary to conduct their respective businesses as presently conducted (except as would not reasonably be expected to have a Material Adverse Effect), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Information and the Prospectus (exclusive of any supplement thereto);

25.         The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Senior Notes; and

26.         Except as disclosed in the Time of Sale Information, the Prospectus and the Registration Statement, and other than (a) its co-investment with Goldman, Sachs & Co. in Allied World Assurance Holdings, Ltd., (b) its $500.0 million syndicated credit facility where Goldman, Sachs & Co. and Citibank Global Markets Inc. or certain of their affiliates act as lenders or in certain agency capacities, (c) its commercial paper issuance program where Goldman, Sachs & Co. and an affiliate of Deutsche Bank Securities Inc. act as dealers and where a certain affiliate of Deutsche Bank Securities Inc. acts as issuing and paying agent, (d) its equity compensation plan where a certain affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as third-party administrator and (e) John D. Finnegan, Chairman, President and Chief Executive Officer of the Company, is a member of the Board of Directors of Merrill Lynch & Co., Inc., serves on and is the Chair of such Board’s Finance Committee and serves on such Board’s Management Development and Compensation Committee and, its Nominating and Corporate Governance Committee, the Company does not have any material lending or other material relationship with any bank or lending affiliate of any Remarketing Agent.